Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE
CONTACT:
EMRISE Corporation	Allen & Caron, Inc
Brandi Festa	Rene Caron (investors)
Director of Finance and	Len Hall (media)
Administration	(949) 474-4300
(732) 389-0355	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE ANNOUNCES STOCKHOLDERS APPROVE PENDING SALE OF ADVANCED CONTROL COMPONENTS, INC. (ACC)

Approximately 99% of Shares Voted on ACC Proposal

Cast in Favor of Sale of ACC

Eatontown, NJ (August 30, 2010) — EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that its stockholders voted at the Company’s Annual Meeting of Stockholders to approve the pending sale of its Advanced Control Components, Inc., (ACC) subsidiary to Plainview, NY-based Aeroflex, Incorporated.

The EMRISE 2010 Annual Meeting of Stockholders was held today as scheduled at 11:30 A.M. Eastern Time at the Staybridge Suites in Eatontown, NJ.   A quorum of stockholders was present in person or by proxy and 9.4 million shares, or 92 percent of the total common shares outstanding, were present at the meeting with approximately 60 percent of the outstanding shares being voted in favor of approving the sale of ACC to Aeroflex.  There were 6,160,212 votes for the proposal, 18,513 votes against the proposal, 30,349 votes that abstained, and 3,183,939 broker non-votes.

The other proposals to be voted on at the meeting were also approved including the election of Laurence P. Finnegan, Jr. as a Class II director to serve a three-year term on the Company’s Board of Directors and the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accountant to audit its consolidated financial statements for 2010.

The Company indicated that, subject to the remaining closing conditions being met, which are described below, it expects to close the pending sale of ACC as early as August 31, 2010 and pay off all but $3.8 million of its total debt of approximately $16.5 million owed to its principal lender and the former ACC shareholders.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said, “With the approval of the sale of ACC to Aeroflex, we reached another critical milestone in our strategy to pay off all but a small portion of our total outstanding debt to our principal lender and to the former shareholders of ACC.   Assuming the transactions to sell ACC and pay down of the debt close as expected, we will immediately begin to execute our previously announced strategy to grow the Company organically and to facilitate possible strategic transactions, which we believe will add value for our stockholders.”

Closing Conditions

Under the terms of the binding stock purchase agreement to sell ACC previously announced on June 7, 2010, the clause allowing for cancellation of the agreement without cause by either party became effective on August 1, 2010.  The closing of the ACC transaction, which has now been approved by the Company’s stockholders, remains subject to the stock purchase agreement not being cancelled by EMRISE or the buyer of ACC, obtaining the consent of the Company’s senior lender and the former shareholders of ACC, (both of which have been received pending final documentation), and other customary closing conditions.  The closing of the Transaction will satisfy the final milestone under the Company’s credit agreement with its senior lender.  Although the company believes it will be successful in meeting the closing conditions described above, no assurances can be made in this regard.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers throughout the U.S., Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the continued effectiveness of the stock purchase agreement and/or the ability to meet all other closing conditions to sell ACC, closing the sale transaction shortly, or at all, the ability to pay down a large majority of debt, obtaining an extension from the Company’s senior lender beyond August 31, 2010, if needed, expanding the company and enhancing stockholder value, are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, whether the new credit facility and intercreditor documentation can be successfully completed on a timely basis, whether the buyer of ACC will choose to terminate the stock purchase agreement before closing, whether the Company can successfully negotiate any further needed extensions to its credit facility with its lender, if needed, unforeseen factors that might prevent the closing, the ability to complete additional strategic initiatives, the terms, conditions and timing of such events, whether such events will result in the ability of EMRISE to eliminate a large majority of its debt; whether these efforts will result in increasing value for its stockholders and other stakeholders; unforeseen technical issues, unforeseen changes in customer demand, unforeseen delays in receipt of materials from our vendors, inability of our products to meet customer specifications, changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarterly period ended June 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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